                                  SCHEDULE 13G

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            Z-TEL TECHNOLOGIES, INC.
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    988792108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                      ------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ]  Rule 13d-1(b)

              [ ]  Rule 13d-1(c)

              [X]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


                               (Page 1 of 4 Pages)

                                  SCHEDULE 13G

CUSIP NO. 988792108                                            PAGE 2 OF 4 PAGES

________________________________________________________________________________
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         JAMES A. KITCHEN
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

                                                                         (A) [ ]

                                                                         (B) [ ]
________________________________________________________________________________
3        SEC USE ONLY


________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,838,750
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,838,750
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,838,750
________________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 9 (SEE INSTRUCTIONS)

                                                                             [ ]
________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.4%
________________________________________________________________________________
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
________________________________________________________________________________

SCHEDULE 13G                                                   PAGE 3 OF 4 PAGES


ITEM 1(A).  Name of Issuer:

            Z-Tel Technologies, Inc.

ITEM 1(B).  Address of Issuer's Principal Executive Offices:

            601 South Harbour Island Boulevard, Suite 200
            Tampa, Florida 33602

ITEM 2(A).  Name of Person Filing:

            James A. Kitchen

ITEM 2(B).  Address of Principal Business Office or, if None, Residence:

            601 South Harbour Island Boulevard, Suite 220, Tampa, Florida 33602

ITEM 2(C).  Citizenship:

            U.S.A.

ITEM 2(D).  Title of Class of Securities:

            Common Stock

ITEM 2(E).  CUSIP Number:

            988792108

ITEM 3.     Not applicable.

ITEM 4.     OWNERSHIP.

         Reference is made to Items 5-11 on page 2 of this Schedule 13G. The amounts shown in Items 5, 7, and 9 include 536,277 shares deemed to be beneficially owned by the Reporting Person by virtue of certain options that are currently exercisable or become exercisable within 60 days of the date of this
Schedule 13G.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATIONS.

            Not applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 14th day of February, 2001




                                             /s/ James A. Kitchen
                                             -----------------------------------
                                             James A. Kitchen